Exhibit 1
SECURED TERM NOTE
FOR VALUE RECEIVED, APPLIED DIGITAL SOLUTIONS, INC., a Delaware corporation (the “Company”), promises to pay to KALLINA CORPORATION, 874 Walker Road, Suite C, Dover, DE 19904, Fax: 914-949-9618 (the “Holder”) or its registered assigns or successors in interest, the sum of Seven Million Dollars ($7,000,000), together with any accrued and unpaid interest hereon, on August 31, 2009 (the “Maturity Date”) if not sooner indefeasibly paid in full.
Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Company and the Holder (as amended, modified and/or supplemented from time to time, the “Purchase Agreement”).
The following terms shall apply to this Secured Term Note (this “Note”):
ARTICLE I
CONTRACT RATE AND AMORTIZATION
1.1 Contract Rate. Subject to Sections 3.2 and 4.10, interest payable on the outstanding principal amount of this Note (the “Principal Amount”) shall accrue at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time (the “Prime Rate”), plus three percent (3.0%) (the “Contract Rate”). The Contract Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in the Prime Rate. The Contract Rate shall not at any time be less than eleven percent (11.0%). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on September 1, 2007, on the first business day of each consecutive calendar month thereafter through and including the Maturity Date, and on the Maturity Date, whether by acceleration or otherwise.
1.2 Contract Rate Payments. The Contract Rate shall be calculated on the last business day of each calendar month hereafter (other than for increases or decreases in the Prime Rate which shall be calculated and become effective in accordance with the terms of Section 1.1) until the Maturity Date and shall be subject to adjustment as set forth herein.
1.3 Principal Payments. Amortizing payments of the Principal Amount shall be made by the Company on March 1, 2008 and on the first business day of each succeeding month thereafter through and including the Maturity Date (each, an “Amortization Date”). Commencing on the first Amortization Date, the Company shall make monthly payments to the Holder on each Amortization Date, each such payment in the amount of $166,666.67 of outstanding Principal Amount, together with any accrued and unpaid interest on such portion of the Principal Amount plus any and all other unpaid amounts which are then owing under this Note, the Purchase Agreement and/or any other Related Agreement (collectively, the “Monthly Amount”). Any outstanding Principal Amount together with any accrued and unpaid interest and any and all other unpaid amounts which are then owing by the Company to the Holder under this Note, the Purchase Agreement and/or any other Related Agreement shall be due and payable on the Maturity Date.

ARTICLE II
REDEMPTION AND ADDITIONAL MANDATORY REPAYMENTS
2.1 Optional Redemption in Cash. The Company may prepay this Note at any time (“Optional Redemption”) by paying to the Holder a sum of money equal to one hundred three percent (103%) of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement or any other Related Agreement (the “Redemption Amount”) outstanding on the Redemption Payment Date (as defined below). The Company shall deliver to the Holder a written notice of redemption (the “Notice of Redemption”) specifying the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be no later than seven (7) business days after the date of the Notice of Redemption (the “Redemption Period”). On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Company fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be null and void.
2.2 Additional Mandatory Repayments. On each date on or after the date hereof upon which the Company receives any cash proceeds from any Intercompany Debt Payment (as defined below), an amount equal to 100% of the Net Debt Proceeds (as defined below) therefrom shall be applied on such date as a mandatory repayment of the Principal Amount outstanding under this Note. The term “Intercompany Debt” shall mean the indebtedness under that certain Commercial Loan Agreement between the Company and VeriChip Corporation, dated December 27, 2005, as amended, and the notes and other agreements and instruments entered into in connection therewith (the “Commercial Loan Agreement”). The term “Intercompany Debt Payment” shall mean each payment of principal, interest and/or fees to the Company in respect of Intercompany Debt. The term “Net Debt Proceeds” means the cash payments received by the Company from VeriChip Corporation in connection with payments on Intercompany Debt. Notwithstanding anything herein to the contrary, the prepayment penalty set forth in Section 2.1 shall not apply to payments made by the Company to Holder relating to Intercompany Debt.
ARTICLE III
EVENTS OF DEFAULT
3.1 Events of Default. The occurrence of any of the following events set forth in this Section 3.1 shall constitute an event of default (“Event of Default”) hereunder:
(a) The Company fails to pay when due any installment of principal, interest or other invoiced fees hereon in accordance herewith, or the Company fails to pay any of the other Obligations (under and as defined in the Master Security Agreement) when due, and, in any such case, such failure shall continue for a period of five (5) business days following the date upon which such payment was due. For purposes herein, “invoiced fees” shall mean fees set forth on those regularly scheduled monthly invoices received by the Company from the Holder;

(b) The Company breaches any covenant or any other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of twenty (20) days following the occurrence thereof;
(c) Any material representation or warranty made by the Company in this Note, the Purchase Agreement or any other Related Agreement (other than the Registration Rights Agreement) shall at any time be false or misleading in any material respect on the date as of which made or deemed made;
(d) The occurrence of any material default (or similar term) in the observance or performance of any other agreement relating to any indebtedness or contingent obligation of the Company or any of its Subsidiaries beyond the period of grace (if any) or that is not waived, the effect of which default is to cause, or permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such contingent obligation to cause, such indebtedness to become due prior to its stated maturity or such contingent obligation to become payable;
(e) The Company breaches any of their material agreements (other than this Note, the Purchase Agreement, the Related Agreements, and the agreements described in clause (d) of this definition), and such breach could reasonably be expected to have a Material Adverse Effect;
(f) The Company or any of its Subsidiaries shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, without challenge within ten (10) days of the filing thereof, or failure to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;
(g) (i) Attachments or levies in excess of $500,000 in the aggregate are made upon the Company or any of its Subsidiary’s assets or (ii) a judgment is rendered against the Company’s property involving a liability of more than $500,000 which shall not have been paid, vacated, discharged, stayed or bonded within thirty (30) days from the entry thereof;
(h) The Company shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

(i) A Change of Control (as defined below) shall occur with respect to the Company, unless Holder shall have expressly consented to such Change of Control in writing. A “Change of Control” shall mean any event or circumstance as a result of which (i) any “Person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the date hereof), other than the Holder, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% on a fully diluted basis of the then outstanding voting equity interest of the Company, or (ii) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least fifty one percent (51%) of the surviving entity; provided however, that a Change of Control shall not be deemed to have occurred if (i) the Company enters into a consolidation, merger, share exchange or other business combination with an affiliate or subsidiary of the Company reasonably acceptable to Holder, (ii) the surviving entity assumes all of the obligations of the Company under the Purchase Agreement and the Related Agreements and (iii) after assuming all of the obligations under the Purchase Agreement and the Related Agreements, the surviving entity is and would be Solvent until such obligations are paid in full or otherwise discharged;
(j) (i) The indictment of the Company or any of its Subsidiaries or any executive officer of the Company for a felony under any criminal statute, (ii) the conviction of the Company or any of its Subsidiaries or any executive officer of the Company for a misdemeanor under any criminal statute, or (iii) the commencement of a criminal or civil proceeding against the Company or any of its Subsidiaries or any executive officer of the Company or any of its Subsidiaries pursuant to which statute or proceeding penalties or remedies reasonably available include forfeiture of a material portion of the property of the Company or any of its Subsidiaries;
(k) (i) An Event of Default shall occur under and as defined in the Purchase Agreement or any other Related Agreement, (ii) the Company or any of its Subsidiaries or Pledged Subsidiaries shall breach any term or provision of the Purchase Agreement or any other Related Agreement (other than the Registration Rights Agreement), in any respect material to the Company and such breach, if capable of cure, continues unremedied for a period of fifteen (15) days after the occurrence thereof, or (iii) any proceeding shall be brought by the Company to challenge the validity, binding effect of the Purchase Agreement or any Related Agreement. For purposes of this paragraph the term Related Agreement shall exclude the Grant Shares as defined in the Securities Purchase Agreement; and
(l) An Event of Default shall occur under and as defined in the that certain Security Agreement, dated as of the date hereof, by and among Digital Angel Corporation (“DOC”), certain direct and indirect Subsidiaries of DOC and the Holder and/or any ancillary agreement referred to therein, and such Event of Default, if capable of cure, continues unremedied for a period of five (5) days after the occurrence thereof.
3.2 Default Interest. Following the occurrence and during the continuance of an Event of Default, the Company shall pay additional interest on the outstanding principal balance of this Note in an amount equal to one percent (1%) per month, and all outstanding obligations under this Note, the Purchase Agreement and each other Related Agreement, including unpaid interest, shall continue to accrue interest at such additional interest rate from the date of such Event of Default until the date such Event of Default is cured or waived.

ARTICLE IV
MISCELLANEOUS
4.1 Issuance of New Note. Upon any partial redemption of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the principal balance of this Note and interest which shall not have been paid as of such date. Subject to the provisions of Article III of this Note, the Company shall not pay any costs, fees or any other consideration to the Holder for the production and issuance of a new Note.
4.2 Cumulative Remedies. The remedies under this Note shall be cumulative.
4.3 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.
4.4 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for the Holder, with a copy to Portfolio Services, c/o Laurus Capital Management, LLC, 335 Madison Avenue, 10th Floor, New York, New York 10017, facsimile number (212) 581-5037, or at such other address as the Company or the Holder may designate by ten days advance written notice to the other parties hereto.
4.5 Amendment Provision. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.
4.6 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. The Company may not assign any of its obligations under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void.
4.7 Cost of Collection. In case of any Event of Default under this Note, the Company shall pay the Holder the Holder’s reasonable costs of collection, including reasonable attorneys’ fees.

4.8 Governing Law, Jurisdiction and Waiver of Jury Trial.
(a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
(b) THE COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR ANY OF THE OTHER RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE OR ANY OF THE RELATED AGREEMENTS; PROVIDED, THAT THE COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE HOLDER. THE COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN THE PURCHASE AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE COMPANY’S ACTUAL RECEIPT THEREOF.
(c) THE COMPANY DESIRES THAT ITS DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE COMPANY HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE HOLDER AND/OR THE COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.
4.9 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

4.10 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.
4.11 Security Interest. The Holder has been granted a security interest (i) in certain assets of the Company as more fully described in the Master Security Agreement dated as of the date hereof and (ii) in the equity interests of the Company’s Subsidiaries pursuant to the Stock Pledge Agreement dated as of the date hereof.
4.12 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.
5.13 Registered Obligation. This Note is intended to be a registered obligation within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i) and the Company (or its agent) shall register this Note (and thereafter shall maintain such registration) as to both principal and any stated interest. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Company of this Note to the new holder or the issuance by the Company of a new instrument to the new holder, or (ii) transfer through a book entry system maintained by the Company (or its agent), within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i)(B).
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IN WITNESS WHEREOF, the Company has caused this Secured Term Note to be signed in its name effective as of this 31 day of August, 2007.

APPLIED DIGITAL SOLUTIONS, INC.
By:	/s/ Lorraine M. Breece
	Name:	Lorraine M. Breece
	Title:	SVP, ACFO

WITNESS:
/s/ Carol E. Olson